Exhibit 99.1

Longs Drug Stores Corporation Reports First Quarter Results

WALNUT CREEK, California (May 21, 2008) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary income from continuing operations for the first quarter ended May 1, 2008 of $23.1 million, or $0.63 per diluted share. Income from continuing operations for the first quarter ended April 26, 2007 was $16.0 million, or $0.42 per diluted share, including net charges of $5.5 million after-tax, or $0.14 per diluted share, for the disposition of stores.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are pleased with our increase in earnings. We have continued our focus on executing our strategic initiatives, all of which are designed to improve our operating performance and our competitive position.

“These initiatives are playing an important role now and will do so in the future as we operate in an uncertain economy and as we continue to invest in the growth of our retail store base and in RxAmerica,” Bryant said.

During the first quarter, Longs Drugs repurchased one million shares of common stock at an average price of $39.23 per share, for a total investment of $39.3 million. Approximately $117 million remains under the current Board authorization for stock repurchases.

FIRST QUARTER

Income

Income from continuing operations for the first quarter ended May 1, 2008 was $23.1 million, or $0.63 per diluted share. Income from continuing operations for the first quarter ended April 26, 2007, was $16.0 million, or $0.42 per diluted share, including a $5.5 million after-tax net charge, or $0.14 per diluted share, related to the disposition of stores.

Revenues

Total revenues of $1.41 billion for the thirteen weeks ended May 1, 2008 were 8.5 percent higher than the $1.30 billion reported for the thirteen weeks ended April 26, 2007.

Retail drug store sales increased 2.9 percent to $1.22 billion from $1.19 billion in the comparable period last year. Same-store sales increased 1.0 percent with pharmacy same-store sales increasing 0.5 percent and front-end same-store sales increasing 1.5 percent. Pharmacy sales were 52.4 percent of retail drug store sales during the period, consistent with the comparable period last year.

Pharmacy benefit services revenues increased 67.3 percent to $187.3 million from $112.0 million in the comparable period last year. Prescription drug plan revenues were $167.1 million compared with $96.6 million last year and pharmacy benefit management revenues were $20.2 million compared with $15.4 million a year ago.

Retail Drug Store Gross Profit

Retail drug store gross profit for the first quarter ended May 1, 2008 was $325.2 million, or 26.7 percent of retail drug store sales, compared with $304.0 million, or 25.6 percent of retail drug store sales, last year. The increase in gross profit as a percent of sales was primarily due to higher generic utilization, increased self-distribution of front-end merchandise and improved inventory management.

The LIFO charge for the first quarter ended May 1, 2008 was $3.5 million compared with $3.0 million in the first quarter last year.

Prescription Drug Plan Gross Profit

Prescription drug plan gross profit for the first quarter ended May 1, 2008 was $4.0 million, or 2.4 percent of prescription drug plan revenues, compared with $4.1 million, or 4.2 percent of prescription drug plan revenues, last year. As expected, the lower gross profit margin on increased revenues reflects the Company’s bids submitted for the 2008 plan year.

Operating and Administrative Expenses

Operating and administrative expenses for the first quarter ended May 1, 2008 were $309.7 million, or 22.0 percent of revenues, compared with $286.3 million, or 22.1 percent of revenues, last year. The decrease in the expense rate reflects increased leverage on higher revenues.

Operating Income

Consolidated operating income for the first quarter ended May 1, 2008 was $39.5 million, or 2.8 percent of revenues. Operating income for the first quarter last year was $28.0 million, or 2.2 percent of revenues, including a $9.2 million pre-tax charge related to the disposition of stores.

Retail drug store operating income was $35.0 million, or 2.9 percent of retail drug store sales, compared with $23.4 million, or 2.0 percent of sales last year, including the charge related to the disposition of stores. Pharmacy benefit services operating income was $4.5 million, or 2.4 percent of pharmacy benefit services revenues, compared with $4.6 million, or 4.1 percent of pharmacy benefit services revenues last year.

MANAGEMENT OUTLOOK

Management is reiterating its outlook for the 52 weeks ending January 29, 2009. Longs estimates that total revenues will increase 5 to 7 percent and total retail drug store sales will increase 1 to 3 percent compared with the 53 weeks ended January 31, 2008. The Company estimates that same-store sales on a comparable 52-week basis will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations of $3.02 to $3.12 per diluted share in Fiscal 2009.

The Company reported Fiscal 2008 income from continuing operations of $2.59 per diluted share, including a net charge of $0.13 per diluted share related to the disposition of stores. The Company estimated that the 53rd week contributed approximately $0.05 per diluted share to income from continuing operations in Fiscal 2008.

In Fiscal 2009, Longs Drugs plans to open or relocate approximately 20 to 30 stores and remodel up to 40 stores. The Company is estimating capital expenditures for Fiscal 2009 to be in the range of $150 million to $200 million.

TELECONFERENCE AND WEBCAST

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its first quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, May 28, 2008 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 419460 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, expected financial results for fiscal year 2009 (including revenues, same-store sales and income from continuing operations), growth in income from continuing operations over the next three years, capital expenditures, progress on strategic initiatives, opening, relocating and remodeling of stores, profits from prescription drug plans, performance of RxAmerica, and are indicated by such words as “will,” “expects,” “estimates,” “goals,” “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the availability and cost of real estate, construction costs and delays, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 31, 2008. Please refer to such filings for a further discussion of these risks and uncertainties. Undue reliance should not be placed on forward-looking statements which speak only as of the date of this news release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 516 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended
	May 1, 2008	April 26, 2007
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,219,645	$1,185,011
Pharmacy benefit services revenues	187,336	111,999

Total revenues	1,406,981	1,297,010
Costs and expenses:
Cost of retail drug store sales	894,477	881,059
Prescription drug plan benefit costs	163,089	92,496
Operating and administrative expenses	309,661	286,270
Provision for store closures and asset impairments, net	217	9,215

Operating income	39,537	27,970
Interest expense Interest expense	2,786	1,676
Interest income Interest income	(255)	(196)

Income from continuing operations before income taxes	37,006	26,490
Income taxes	13,923	10,464

Income from continuing operations	23,083	16,026
Income (loss) from discontinued operations, net of tax	456	(2,988)

Net income	$23,539	$13,038

Earnings per common share:
Basic:
Income from continuing operations	$0.65	$0.43
Income (loss) from discontinued operations	0.01	(0.08)

Net income	0.66	0.35

Diluted:
Income from continuing operations	$0.63	$0.42
Income (loss) from discontinued operations	0.02	(0.08)

Net income	0.65	0.34

Dividends per common share	$0.14	$0.14
Weighted average number of shares outstanding:
Basic	35,756	37,321
Diluted	36,442	38,298
Number of stores in continuing operations, beginning of period	510	486
Stores opened	2	1
Stores acquired	5	6
Stores closed	(1)	(6)

Number of stores in continuing operations, end of period	516	487

Number of stores in discontinued operations, beginning of period	—	23
Stores opened	—	—
Stores acquired	—	—
Stores closed	—	(10)

Number of stores in discontinued operations, end of period	—	13

Store relocations	—	1

Condensed Consolidated Balance Sheets (unaudited)

	May 1, 2008	January 31, 2008	April 26, 2007
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$37,917	$27,019	$24,719
Accounts receivable, net	327,452	334,972	296,924
Merchandise inventories, net	452,319	510,482	477,973
Deferred income taxes	61,559	64,500	58,890
Prepaid expenses and other current assets	24,253	22,043	23,813
Assets held for sale	4,173	4,173	8,468

Total current assets	907,673	963,189	890,787

Property:
Land	116,564	116,564	112,810
Buildings and leasehold improvements	735,799	725,930	669,152
Equipment and fixtures	640,629	628,556	612,021

Total	1,492,992	1,471,050	1,393,983
Less accumulated depreciation	733,377	715,682	700,716

Property, net	759,615	755,368	693,267

Goodwill	84,394	84,394	84,450
Intangible assets, net	32,070	32,240	23,248
Other non-current assets	11,383	11,525	4,577

Total	$1,795,135	$1,846,716	$1,696,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$232,954	$273,953	$268,863
Pharmacy benefits payable	164,244	176,829	126,275
Accrued employee compensation and benefits	108,030	120,458	114,045
Taxes payable	35,430	58,998	39,461
Other accrued expenses	96,125	63,110	69,062
Current maturities of debt	36,727	36,727	6,727

Total current liabilities	673,510	730,075	624,433

Long-term debt	197,636	183,364	112,364
Deferred income taxes and other long-term liabilities	103,946	105,352	119,234

Total liabilities	975,092	1,018,791	856,031

Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 35,727,000, 36,204,000 and 37,900,000 shares outstanding	17,863	18,102	18,950

Additional capital	293,115	288,385	269,781
Retained earnings	509,065	521,438	551,567

Total stockholders’ equity	820,043	827,925	840,298

Total	$1,795,135	$1,846,716	$1,696,329

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 13 weeks ended
	May 1, 2008	April 26, 2007
	Thousands
Operating Activities:
Net income	$23,539	$13,038
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	26,273	22,583
Provision for store closures and asset impairments, net	(620)	10,340
Deferred income taxes and other	258	1,104
Stock awards and options, net	1,935	6,333
Excess tax benefits related to stock awards and options	(1,025)	(1,923)
Common stock contribution to benefit plan	10,428	7,419
Changes in assets and liabilities:
Accounts receivable	(66,968)	(28,682)
Merchandise inventories	59,181	15,100
Other assets	(2,068)	(1,745)
Current liabilities and other	(55,110)	(22,320)

Net cash provided by (used in) operating activities	(4,177)	21,247

Investing Activities:
Capital expenditures	(28,745)	(28,164)
Acquisitions	(2,636)	(9,427)
Proceeds from dispositions of property and intangible assets	496	4,358

Net cash used in investing activities	(30,885)	(33,233)

Financing Activities:
Proceeds from (repayments of) revolving line of credit borrowings, net	17,000	(3,000)
Repayments of private placement notes	(2,728)	(2,727)
Repurchase of common stock	(39,260)	(2,825)
Proceeds from exercise of stock options	593	6,584
Dividend payments	(5,117)	(5,282)
Medicare Part D subsidy receipts (disbursements), net	74,488	14,744
Excess tax benefits related to stock awards and options	1,025	1,923
Other	(41)	(308)

Net cash provided by financing activities	45,960	9,109

Increase (decrease) in cash and cash equivalents	10,898	(2,877)
Cash and cash equivalents at beginning of period	27,019	27,596

Cash and cash equivalents at end of period	$37,917	$24,719

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$3,403	$2,999
Cash paid for income taxes	10,862	16,402